Exhibit 10.1

Trio Petroleum Corp.

23823 Malibu Road, Suite 304

Malibu, CA 90265

May 15, 2025

Heavy Sweet Oil LLC

2511 S Redwood Dr. Suite 16

Wood Cross, CT 84087

Re: Letter of Intent

Dear Mr. Byle,

This letter of intent (this “LOI”) summarizes the principal terms and conditions under which Trio Petroleum Corp. (“Trio”) and Heavy Sweet Oil LLC (“HSO’ and collectively hereafter sometimes referred to as the “Parties” and each a “Party”) intend to proceed to enter into a definitive agreement (the “Definitive Agreement”) relating to the acquisition and development of certain oil and gas assets (the “Proposed Transaction”) consisting of the Identified Assets (as defined below) as well as certain funding obligations relating to operations at the applicable wells at the P.R. Spring, Utah site (the “P.R. Spring Project”).

1. Condition to Entering into the Definitive Agreement. Unless otherwise waived, in writing, by Trio, Trio’s obligation to enter into the Definitive Agreement shall be subject to delivery of evidence of a minimum sustained production rate of 40 barrels per day for a continuous 30-day period from each of the two wells operated by Trio at the Asphalt Ridge site (the “Well Production Rate”). The evidence of such Well Production Rate shall be set forth in a production report or schedule conforming to industry standards and reasonably satisfactory to Trio. In the event that the Well Production Rate has not be achieved on or before May 15, 2026 (the “Production Rate Period”), this LOI shall expire, unless extended by Trio, in writing. Upon such expiration of this LOI, the Parties shall have no further rights and obligations to each other, with respect to the Proposed Transaction, except for those terms in this LOI that are binding and survive such expiration.

2. Proposed Transaction; Definitive Agreement. Subject to satisfaction of the condition set forth in Section 1 above, or Trio’s written waiver thereof, Trio and HSO shall each use its commercially reasonable efforts to enter into the Definitive Agreement as soon as practicably possible. Pursuant to the terms of the Definitive Agreement, Trio will acquire all of HSO’s right, title and interest in, to, and under certain identified 2,000 acres of land of HSO in P.R. Spring, Utah to be identified in writing by Trio (the “Identified Assets”, which term includes oil, gas and hydrocarbon assets and properties and all rights relating thereto). In consideration for the Identified Assets being sold by HSO to Trio, at the closing of the Proposed Transaction (“Closing”) Trio shall (i) issue to HSO 1,492,272 restricted shares of Trio’s common stock, par value of $0.0001 per share and (ii) pay to HSO $850,000, in cash, which shall be applied toward the acquisition and development of the P.R. Spring Project, upon the terms and conditions set forth in the Definitive Agreement. The Definitive Agreement shall contain such other terms and conditions as are customary in an acquisition of this nature including, without limitation, representations and warranties, conditions for Closing and applicable indemnifications.

For the avoidance of doubt, the Identified Assets include all hydrocarbons in and under and which may be produced and saved from, or are attributable to, any Identified Assets, including all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to any of the Identified Assets; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental thereto and all properties, rights, titles, interests and estates described or referred to above.

3. Option Payment. Upon the execution of this LOI by the Parties and in consideration for HSO’s negotiation of the Proposed Transaction with Trio and the option to acquire the P.R. Spring Project, Trio shall pay to HSO a non-refundable payment of $150,000.

4. Project Funding and Profit Sharing. Pursuant to the terms and conditions of the Definitive Agreement, it is intended that Trio shall provide 100% of the required capital expenditures for the development of the P.R. Spring Project, and Trio and HSO shall each be entitled to 50% of the net profits derived from the P.R. Spring Project.

5. Development Obligation. Pursuant to the terms and conditions of the Definitive Agreement, it is intended that Trio will construct a minimum of seven production wells in connection with the P.R. Spring Project, during the two-year period after the Closing.

6. Confidentiality. The Parties acknowledge and agree that the existence and terms of this LOI, the Definitive Agreement and the Proposed Transaction are strictly confidential. Except as required by applicable law, rule or regulation (including U.S. Securities and Exchange Commission (“SEC”) and applicable stock exchange requirements including of the NYSE American) or any governmental, judicial, regulatory or supervisory authority having jurisdiction over such Party or its representatives, neither Party nor its representatives will make any public announcements relating to this LOI, the Definitive Agreement and/or the Proposed Transaction without the prior written consent of the other Party. HSO acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. HSO acknowledges that the confidentiality provisions of this LOI shall be deemed to be an agreement to keep the confidential information of Trio in confidence as contemplated by Regulation FD promulgated by the SEC. In addition, HSO acknowledges and agrees that some of the confidential information of Trio (including this LOI and any of its contents) may be considered “material non-public information” for purposes of the federal securities laws and that HSO and its representatives will abide by all securities laws relating to the handling of and acting upon material non-public information regarding Trio.

7. Expenses. Whether or not the Parties enter into the Definitive Agreement, with respect to the Proposed Transaction (but subject to the terms and conditions of the Definitive Agreement, if the Parties enter into the Definitive Agreement) and except as otherwise provided herein, each of the Parties will pay its own costs and expenses (including legal, financial advisory, and accounting fees and expenses) incurred at any time in connection with the Proposed Transaction.

8. Termination. This LOI will terminate and be of no further force and effect upon the earliest of (a) the execution of the Definitive Agreement by the Parties, (b) the mutual written agreement of the Parties; and (c) the expiration of the Production Rate Period, as may be extended by Trio, without achieving the Well Production Rate. Notwithstanding the foregoing sentences, Sections 6 through 12 shall survive the termination of this LOI and shall continue in full force and effect. No termination of this LOI shall affect the rights either Party may have with respect to the breach of any of the binding provisions of this LOI by the other Party prior to such termination

9. Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the Parties hereunder will be governed by and construed under and in accordance with the laws of the State of Utah, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Utah. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this LOI, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LOI.

10. No Third Party Beneficiaries. Unless otherwise expressly set forth in this LOI, nothing herein is intended or shall be construed to confer upon any person or entity other than Trio and HSO, and their successors or assigns, any rights or remedies under or by reason of this LOI.

11. Non-Binding. This LOI is intended only as mutual expression of interest in the Proposed Transaction, and, except as otherwise specifically provided herein, none of the provisions of this LOI is intended to be legally binding on either Party, and such provisions are expressly subject to the negotiation, execution and delivery of the Definitive Agreement and the satisfaction of the terms and conditions set forth therein. The Parties intend that the provisions of Sections 3 and 6 through 12 of this LOI are legally binding obligations of the Parties, enforceable by the Parties in accordance with their terms. The Parties acknowledge and agree that: (a) nothing in this LOI shall be construed as an offer or commitment on the part of Trio or HSO to negotiate the Definitive Agreement or complete the Proposed Transaction, whether on the terms in this LOI or any other terms; (b) the terms in this LOI do not contain all of the material terms to be negotiated as part of the Definitive Agreement or otherwise with respect to the Proposed Transaction; (c) no past or future action, course of conduct, or failure to act relating to the Proposed Transaction, or relating to the negotiation of the terms of or entry into the Proposed Transaction or any Definitive Agreement, will give rise to or serve as the basis for any obligation or other liability on the part of any of the Parties, and (d) unless and until the Parties execute and deliver the Definitive Agreement (and thereafter only as and to the extent provided therein), neither Party shall have any liability or obligation to the other Party, except as set forth in those provisions of this LOI expressly stated to be legally binding obligations.

12. Miscellaneous. This LOI may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when signed and delivered by each of the parties hereto. A manual signature on this LOI whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this LOI by electronic transmission will constitute delivery of this LOI, for all purposes. The headings of the various sections of this LOI are for reference purposes only and shall not affect in any way the meaning or interpretation of this LOI. This LOI supersedes any prior written or oral understanding or agreements between the parties related to the subject matter hereof. This LOI may be amended, modified or supplemented, only by written agreement of the parties hereto, and no provision of this LOI can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof (including exercise of any waiver) preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This LOI may not be assigned by either Party without the prior written consent of the other Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this LOI as of the date first written above.

Very truly yours,

Trio Petroleum Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Agreed to and accepted:

Heavy Sweet Oil LLC

By:	/s/ Steven M. Byle
Name:	Steven M. Byle
Title: